Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 30 to Registration Statement No. 333-122804 on Form N-1A of our reports each dated February 23, 2015, relating to the financial statements and financial highlights of MML Blend Fund, MML Equity Fund, MML Managed Bond Fund, MML Money Market Fund, MML High Yield Fund, MML Inflation-Protected and Income Fund, MML Short-Duration Bond Fund, MML Small Cap Equity Fund and MML Strategic Emerging Markets Fund each a series of MML Series Investment Fund II (collectively the “MML Series Investment Fund II”) appearing in the Annual Reports on Form N-CSR of MML Series Investment Fund II for the year ended December 31, 2014.

We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings – Other Disclosures,” “Investment Advisory and Other Service Agreements – Administrator and Sub-Administrators - Other Service Providers of the Funds,” and “Experts” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 28, 2015